Exhibit 99.1

Press Release	Source: Secure Alliance Holdings Corporation

Secure Alliance Holdings Corporation Announces Special Dividend

Houston, Texas, May 22, 2008--(BUSINESS WIRE)-- Secure Alliance Holdings Corporation (Pink Sheets: SAHC.PK) (“Secure Alliance”) has declared a special cash dividend equal to approximately $2.0 million, or approximately $.103 per share of common stock outstanding.  The dividend will be payable on June 4, 2008 to all stockholders of record on May 20, 2008.  The dividend will be payable only upon the approval by stockholders of the Agreement and Plan of Merger dated as of December 6, 2007, by and among Sequoia Media Group, LC (“Sequoia”), Secure Alliance and SMG Utah, LC, a wholly owned subsidiary of Secure Alliance (“Merger Sub”), as amended, at the special meeting of stockholders scheduled to be held on Thursday, May 29, 2008 at 1:00 p.m., local time, at the Courtyard by Marriott Salt Lake City / Sandy in Sandy, Utah.

About Secure Alliance

Secure Alliance, formerly Tidel Technologies, Inc., completed the sale of its Cash Security business on October 2, 2006 and has had substantially no operations since that date.  If the merger is approved, Merger Sub would merge into Sequoia, which would continue as the surviving entity, and the business operations of Sequoia would become the operations of Secure Alliance.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent Secure Alliance’s current expectations and beliefs, including, among other things, strategic initiatives. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein.